UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Focus Impact BH3 Acquisition Company
 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

FOCUS IMPACT BH3 ACQUISITION COMPANY

1345 Avenue of the Americas, 33rd Floor
 New York, NY 10105

PROXY STATEMENT SUPPLEMENT

July 15, 2024

To the Stockholders of Focus Impact BH3 Acquisition Company:

This is a supplement (this “Supplement”) to the definitive proxy statement of Focus Impact BH3 Acquisition Company (“BHAC”), dated July 1, 2024 (the “Proxy Statement”), that was sent to you in connection with BHAC’s special meeting of stockholders that has been scheduled for 9:00 a.m., Eastern Time, on July 23, 2024, virtually, at https://www.cstproxy.com/focusimpactbh3/2024 (the “Stockholder Meeting”).

At the Stockholder Meeting, BHAC’s stockholders will be asked to consider and vote upon a proposal to amend BHAC’s amended and restated certificate of incorporation, as amended (the “Charter Amendment”) to (i) extend the date by which BHAC has to consummate a business combination (the “Termination Date”) from July 31, 2024 to February 7, 2025 (the “Charter Extension Date”) and to allow BHAC, without the need for another stockholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to two times, by an additional one month each time, after the Charter Extension Date, by resolution of BHAC’s board of directors, if requested by Focus Impact BHAC Sponsor, LLC, a Delaware limited liability company (the “Extension Amendment Proposal”) and (ii) eliminate the limitation that BHAC may not redeem Public Stock (as defined below) to the extent that such redemption would result in BHAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended), of less than $5,000,001 (the “Redemption Limitation Amendment Proposal”).

BHAC has filed this Supplement with the Securities and Exchange Commission to provide stockholders with an update as to the redemption price per share after deducting taxes that will be removed from the Trust Account prior to the Stockholder Meeting.

TRUST ACCOUNT

On June 30, 2024, the redemption price per share was approximately $10.62, based on the aggregate amount on deposit in the Trust Account of approximately $24,500,000 as of June 30, 2024 (after removing interest that will be released to BHAC to pay its taxes prior to the Stockholder Meeting), divided by the total number of outstanding shares of Public Stock. The redemption price per share in connection with the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal will be calculated based on the aggregate amount on deposit in the Trust Account on July 19, 2024 (two business days prior to the Stockholder Meeting). The closing price of the Public Stock on the Nasdaq Stock Market LLC on June 30, 2024, was $10.70. If the closing price of the Public Stock was to remain the same until the date of the Stockholder Meeting, exercising redemption rights would result in a public stockholder receiving approximately $0.08 less per share than if the shares were sold in the open market (based on the per share redemption price as of June 30, 2024). BHAC cannot assure stockholders that they will be able to sell their Public Stock in the open market, even if the market price per share is lower than the redemption price stated above, as there may not be sufficient liquidity in its securities when such stockholders wish to sell their shares.

VOTING MATTERS

Only holders of record of BHAC’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock” or “Public Stock”) and shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), at the close of business on June 20, 2024, which is the record date for the Stockholder Meeting, are entitled to notice of the Stockholder Meeting and to vote and have their votes counted at the Stockholder Meeting and any adjournments or postponements of the Stockholder Meeting. As of the close of business on June 20, 2024, there were  8,051,945 issued and outstanding shares of Common Stock, of which 2,312,029 shares of Class A Common Stock were held by public stockholders, 3,000,000 shares of Class A Common Stock were held by Focus Impact BHAC Sponsor, LLC, BHAC’s sponsor and Crixus BH3 Sponsor LLC, BHAC’s former sponsor and 2,739,916 shares of Class B Common Stock were held by the Sponsor Holders and the Anchor Investors (as each term is defined in the Proxy Statement). Each share is entitled to one vote per share at the Stockholder Meeting.

BHAC’s stockholders who have not already voted, or wish to change their vote, are strongly encouraged to submit their proxies as soon as possible. Before you vote, you should read the Proxy Statement and other documents that BHAC has filed with the Securities and Exchange Commission, together with this Supplement, for more complete information about BHAC and the Charter Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Proxy Statement. If you have questions about the Charter Amendment or if you need additional copies of the Proxy Statement or the proxy card you should contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: BHAC.info@investor.morrowsodali.com

By Order of the Board of Directors of Focus Impact BH3 Acquisition Company

/s/ Carl Stanton
Carl Stanton
Chief Executive Officer

You are not being asked to vote on the proposed business combination between BHAC and XCF Global Capital, Inc. (the “Business Combination”) at this time. If the Charter Amendment is implemented and you do not elect to redeem your shares of Public Stock, provided that you are a stockholder on the record date for the stockholder meeting to consider the Business Combination, you will be entitled to vote on such Business Combination when it is submitted to stockholders and will retain the right to redeem your shares of Public Stock for cash in the event such Business Combination is approved and completed or we have not consummated such Business Combination by the Termination Date.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Stockholder Meeting. If you are a stockholder of record, you may also cast your vote in person at the Stockholder Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the Stockholder Meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal.

This Supplement is dated July 15, 2024.